Exhibit 10.1

                        SEPARATION AND RELEASE AGREEMENT

This is a complete and final Agreement between PAUL C. WHITE ("you"), and deltathree, Inc. ("deltathree") that resolves all matters between you and deltathree. Except where otherwise specified, this Agreement supersedes and nullifies all prior and concurrent communications, acknowledgements and agreements between you and deltathree. In consideration for the payments and benefits provided under this Agreement, you and deltathree agree to the following terms of your separation from deltathree:

1. SEPARATION. You have tendered and deltathree has accepted your resignation as an employee of deltathree effective as of February 28, 2006 (the "Separation Date"). In connection with your resignation, your duties and responsibilities as Chief Financial Officer, Executive Vice President of Strategy, Development and Planning, Secretary, Treasurer and any other position of deltathree will cease effective on the Separation Date. At deltathree's request, you shall execute any and all documents reasonably necessary to confirm your resignation as an employee, and/or officer of deltathree.

2. AVAILABILITY. You agree to make yourself available, via telephone or in-person, for a reasonable time period after the Separation Date at reasonable times and on reasonable notice to assist deltathree in effecting a smooth transition of your responsibilities and knowledge to other employees of deltathree.

3. PAYMENTS. deltathree will pay you as follows:

      (a) You will receive your regular base salary rate at regular payroll intervals, less applicable state and federal payroll deductions and any other customary deductions, between the date hereof and the Separation Date.

      (b) You will receive a lump sum separation payment ("Separation Payment") in the amount of NINETY THOUSAND DOLLARS ($90,000).

      (c) On the Separation Date, your unvested option to purchase 21, 667 shares of common stock of deltathree granted to you on November 4, 2003 under the 1999 Option Plan will vest. This option was scheduled to vest on November 4, 2006.

      (d) Any expense reimbursement due through the Separation Date.

The above payments are in exchange for any payments, bonuses, severance, vacation pay or any other amounts that are, or may be, due to you under your Executive Employment Agreement with deltathree, dated April 26, 2004, as amended on October 6, 2005, and any other agreement between you and deltathree (collectively, the "Employment Agreement"). You shall not be eligible for any 2005 bonus under deltathree's 1999 Performance Incentive Plan or any other bonus for 2005. You will only be paid the amounts specifically identified in this Agreement and will not receive any additional payments from deltathree. As of the date hereof, neither party shall have any obligations under any terms of the Employment Agreement other than their obligations and restrictions with respect to non-competition, confidentiality, Company property, no disparagement and no solicitation, and the Company obligations to indemnify Executive under Section 4(d), and the items specifically covered below.

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4. BENEFIT AND COMPENSATION PLANS, OTHER PERQUISITES.

(a) The effect of your separation and this Agreement upon your participation in, coverage under, and rights to distribution or other payment from deltathree's Retirement Plan, and the deltathree Life Insurance Plan shall be governed by the terms of those plans, documents and agreements. deltathree is making no guarantee, warranty or representation in this Agreement regarding any position that may be taken by any administrator or plan regarding the effect of this Agreement upon your rights, benefits or coverage under those plans.

(b) Welfare benefits coverage in effect on your Separation Date (as referred to in Section 4 of your Employment Agreement, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company), shall be continued until the earlier of (x) the date on which you will enroll in a comparable benefits plan from other employment, or (y) a period of 6 months after your Separation Date. You are required to notify deltathree with in 7 days after your enrollment in a comparable benefits plan from another employer. After the total period of medical benefit continuation provided in this Agreement, you may elect to continue medical benefits under the Medical Plan and/or Dental Plan at your own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under
Section 4980B of the Internal Revenue Code ("COBRA"), as described in Treasury Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Medical Plan End Date.

5. PAYMENT IN THE EVENT OF DEATH. In the event of your death after the effective date of this Agreement, your surviving spouse shall be paid any unpaid payment amounts described in paragraphs 3 and 4 above, provided you had not breached paragraphs 6, 8, 9, or 10 prior to your death.

6. NO DISPARAGEMENT. You and deltathree agree not to make disparaging comments about the other party pursuant to the terms of your Employment Agreement (Section 8: No Disparaging Comments).

7. COOPERATION/INDEMNIFICATION. From your Separation Date, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with deltathree in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by deltathree. If you incur any business expenses in the course of performing your obligations under this paragraph, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred. Both before and after termination of your employment, deltathree will continue to indemnify you pursuant to the indemnification terms (Section 4(d):
Indemnification) in your Employment Agreement. You will continue to be insured under policies of directors and officers liability insurance, to the fullest extent permitted for former officers or directors under the applicable policy(ies); provided, such insurance coverage may be terminated if deltathree terminates coverage generally for all officers and directors.

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8. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. Your and the
Company's obligations to protect confidential information shall be pursuant to the terms of your Employment Agreement (Section 7: Confidential Information).

9. RETURN OF DELTATHREE PROPERTY. You further agree, pursuant to your obligations to deltathree under the provisions of your Employment Agreement (Section 9: Return of Company Property), and the deltathree Code of Business Conduct to return to deltathree by your Separation Date all deltathree property and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in your possession, including but not limited to information stored electronically on computer hard drives or disks.

10. NON-COMPETITION/NO SOLICITATION. Your and the Company's obligations related to non-competition and non-solicitation or hiring of Company employees shall be pursuant to the terms of your Employment Agreement (Section 6: Agreement Not to Compete With Company and Section 10: No Soliciting or Hiring Company Employees).

11. BREACH OF AGREEMENT. You acknowledge that deltathree's agreement to make the payments set forth in Paragraph 2 above is conditioned upon your faithful performance of your obligations under this Agreement. Any dispute regarding this Agreement shall be handled pursuant to the terms of your Employment Agreement (Section 12: Arbitration of All Disputes)

12. NON-ADMISSION/GENERAL RELEASE. You and deltathree agree that, in exchange for the payments and other terms described above, deltathree is not admitting to any wrongdoing or unlawful action in its dealing with you and you fully and completely release deltathree and hold it harmless from any and all legal claims of any type to date arising out of your employment or the separation of your employment from deltathree, whether known or unknown, presently asserted or otherwise. This includes, but is not limited to, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran's status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act. You understand that by signing this General Release you are not releasing any claims or rights under this Agreement or claims or rights that cannot be waived by law, including the right to file an administrative charge of discrimination.

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13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of your executors, administrators, legal representatives, heirs and legatees and on deltathree and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns.

14. CONDITIONS OF AGREEMENT. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. You agree that if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will still be enforceable. You further agree that you have had sufficient time to consider this Agreement and you were advised to consult with an attorney, if desired, before signing below. This Agreement will not become effective or enforceable until three days after you sign it, during which time you can revoke it if you wish, by delivering a signed revocation letter within the three-day period to Eugene Serban, Corporate Counsel, 75 Broad Street, New York, NY 10004. Any alterations to this Agreement must be in writing, signed by both parties.

Paul White

/s/ Paul White
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Date: February 13, 2006

deltathree, Inc.

By: /s/ Shimmy Zimels
------------------------
Name: Shimmy Zimels
Title:   Chief Executive Officer

Date:  February 13, 2006